Supplemental Agreement

between

The Royal Bank of Scotland plc acting as agent for National Westminster Bank Plc

and

Sytner Group Limited

Our ref: 61076/CCD/SA

THIS IS AN IMPORTANT DOCUMENT. YOU SHOULD TAKE INDEPENDENT LEGAL ADVICE BEFORE SIGNING AND SIGN ONLY IF YOU WANT TO BE LEGALLY BOUND.

THIS SUPPLEMENTAL AGREEMENT is made between:-

(1)	The Royal Bank of Scotland plc (“RBS”) acting as agent for National Westminster Bank Plc; and

(2)	Sytner Group Limited (the “Borrower").

WHEREAS

(A)	An agreement was entered into between RBS acting as agent for National Westminster Bank Plc and the Borrower dated 28 February 2003, amended by way of a supplemental agreement dated 25 May 2004 (together the “Agreement") setting out the terms and conditions upon and subject to which National Westminster Bank Plc (the “Bank") agreed to make available to the Borrower a revolving credit facility of £55,000,000 (the “Facility"); and

(B)	It has been agreed between the Borrower and RBS acting as agent for National Westminster Bank Plc that the term of the Facility shall be extended.

NOW THEREFORE IT IS AGREED:-

1.	All words and expressions defined in the Agreement unless the context otherwise requires, shall have the same meanings in this Supplemental Agreement.

2.	The terms and conditions of this Supplemental Agreement shall not come into effect unless the following conditions are satisfied:-

(a)	the Bank has received and is satisfied with the duplicate of this Supplemental Agreement signed on behalf of the Borrower; and

(b)	the Bank has received and is satisfied with a certified copy of the Resolution of the Board of Directors of the Borrower approving the transaction contemplated by this Supplemental Agreement and authorising a specified person to sign this Supplemental Agreement on behalf of the Borrower.

3.	To reflect the change referred to in Recital (B) above the terms of the Agreement are hereby amended as follows:-

The definition of “Final Maturity Date” in Clause 1.1 of the Agreement is hereby deleted and replaced with the following:-

“Final Maturity Date” means 31 March 2008;

4.	All other terms and conditions of the Agreement remain unaltered and shall continue in full force and effect.

5.	This Supplemental Agreement and the Agreement shall, as from the date of this Supplemental Agreement be read and construed together as constituting the agreement between RBS acting as agent for the Bank and the Borrower.

6.	The Borrower shall pay to the Bank within 5 Business Days following the execution of this Supplemental Agreement a fee of £25,000 in consideration of the changes contemplated by this Supplemental Agreement.

In Witness whereof this Supplemental Agreement is executed by the duly authorised representatives of the Bank and the Borrower.

For and on behalf of RBS acting as agent for the Bank

/s/ Andrew Baker
Signature

Date May 8, 2006

For and on behalf of the Borrower

/s/ Mark Carpenter
Signature

Date May 8, 2006